Abrams & Company, P.C.
Greater Than Accounting





          January 13, 2004
          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

          Re:      Nathaniel Energy Corp.
                   File number 031006108

          Gentlemen:

          We have read the statements that we understand Nathaniel Energy Corp. will include under Item 4 of the Form 8-K it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements made under Item 4.

          Yours truly,

          /s/ Abrams and Company, P.C.

          Abrams and Company, P.C.












Certified Public Accountants
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